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Luby’s Announces Management Succession

HOUSTON, TX – April 26, 2011 – Luby’s, Inc. (NYSE: LUB) (“Luby’s” or the “Company”) today announced that Harris J. Pappas, 66, has resigned from his role as Chief Operating Officer and has retired from the day-to-day operations of the Company, effective April 20, 2011.  Mr. Pappas will remain on the Company’s Board of Directors. In addition, pursuant to its plan of succession, the Company announced that Peter Tropoli, 39, has been promoted to Chief Operating Officer and Benjamin “Todd” Coutee, 45, has been promoted to Senior Vice President of Operations, effective April 20, 2011. The Company also announced that Chris Pappas extended his employment contract as Chief Executive Officer and President through August 2012.

“We would like to thank Harris Pappas for his dedication and insight,” said Gasper Mir, Chairman of the Board. “Since March 2001, Harris has led our restaurant operations with a focus on the highest level of customer service and has raised our food quality standards. Over the past ten years, he built a strong senior operating team with over 90 years of experience. We know that Harris will remain an active board member and we look forward to his continued stewardship and contributions to our organization.”

Peter Tropoli joined Luby’s in 2001 as Senior Vice President of Administration and General Counsel. In 2006, he took on the added responsibilities of Corporate Secretary. During his tenure with the Company, Mr. Tropoli has been closely involved in all aspects of the business operations and management of the Company, including its acquisition of Fuddruckers in 2010.

Todd Coutee joined Luby’s in 2006 as an Area Leader. In 2007, he was promoted to Director of Operations Development. Most recently, he led Luby’s Culinary Services as Vice President of Operations. Before joining Luby’s, Mr. Coutee worked for ARAMARK Corporation as Executive Director of Operations for the Houston Independent School District. Mr. Coutee began his career in operations in 1989 with Luby’s, where he worked in restaurant management and training for nine years.

“Both Peter and Todd bring years of experience and customer service acumen to their new positions,” said Chris Pappas, President and CEO. “They have been instrumental in taking our organization to higher levels. Peter has been working closely with our business line leaders and has been involved in the day-to-day operations of Luby’s over the course of his career with the Company. Todd has operational experience that spans the gamut of food service—from restaurant operations, to catering operations, as well as meal service in hospital, university, and food-court style settings. I look forward to each of their additional contributions.”

About Luby’s

Luby's, Inc. operates restaurants under the brands Luby’s Cafeterias, Fuddruckers and Koo Koo Roo.  Its 96 Luby’s Cafeterias restaurants are located throughout Texas and other states.  Its Fuddruckers restaurants include 56 company-operated locations and 129 franchises across the United States (including Puerto Rico) and Canada.  Its Koo Koo Roo restaurants include three locations in southern California. Luby's Culinary Services provides food service management to 19 sites consisting of healthcare, higher education and corporate dining locations.